Exhibit 99.1

News Release
Contact:	Bob Gary Chief Financial Officer 214-891-6587 bgary@docucorp.com
For Release:
FOR IMMEDIATE RELEASE

Docucorp Reaffirms Support for Skywire Transaction

Shareholder Vote Scheduled For February 22, 2007

DALLAS — February 14, 2007 — Docucorp International® (Nasdaq: DOCC), a leading provider of Customer Communication Management (CCM) solutions, today announced that its Board of Directors has unanimously voted to reaffirm its recommendation of the proposed $10.00 per share all-cash transaction with Skywire Software and has determined that the offer it received from Ebix, Inc. does not constitute a superior proposal. The decision was made after discussions with Ebix and extensive deliberations with Canaccord Adams and Hallett & Perrin, its financial and legal advisors, regarding the revised proposal it received February 12, 2007 from Ebix.

In reaching this conclusion, the Board took into account a number of factors, starting with a financial comparison of the two alternatives, both of which are fully taxable transactions. As previously disclosed, the transaction with Skywire Software is an all-cash offer at $10.00 per share that is expected to close on or about February 23, 2007.  In contrast, the Ebix offer contemplates $11.00 per share payable (i) approximately $7.46 in cash, (ii) Ebix common shares having a value (based on an average price during a period prior to closing) equal to approximately $3.54 per share, (iii) warrants exercisable at current market price equal to 15 percent of the number of shares of common stock received and (iv) a conditional right to receive up to 10 percent more Ebix stock in the event the Ebix stock price is less than the merger value 12 months from the closing date.

The Board has been advised it would likely take approximately four to six months to close the Ebix transaction due to Nasdaq’s requirement for an Ebix stockholders vote, a renewed Hart-Scott Rodino filing, and the substantial likelihood of SEC review of the registration statement covering the issuance of Ebix securities.  Considering this time delay, the inherent illiquidity of Ebix stock, the conditional nature of Ebix financial resources and the lack of marketability of both the warrant and the conditional rights, the

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DOCUCORP, EBIX	ADD #1

Board has been advised that the present value of the Ebix offer is a very small premium to $10.00 per share, if any premium at all.  As a result, the Board of Directors of Docucorp has determined that the Ebix offer is not superior to the Skywire transaction.

Upon advice from its financial and legal advisors, the Board has considered the time value of the Ebix offer relative to its probable close; they have considered the risk of the due diligence process for not only Ebix, but also its financial backers; they have reviewed the trading volume of Ebix stock and the volatility that a small amount of stock trading makes on the price of the stock; they have considered the probable effect of placing approximately 50 percent more broadly distributed Ebix stock on this market (more than doubling the effective float) on the price of Ebix stock post transaction; they have considered the risk inherent in securing firm commitment from any large financial institution  in today’s volatile financial markets particularly for small public companies; and they have considered the lack of marketability of the additional incentives included in the Ebix offer.  In addition, the Board of Directors has considered the operating risks to Docucorp for the extended period prior to closing, the required payment of the $3.9 million breakup fee to Skywire and the general market and event risks that can occur over an extended period.

Given that there is little or no premium in the Ebix offer to the existing fully funded Skywire cash offer, which could close as early as February 23, 2007, the Docucorp Board of Directors reiterates its support of the Skywire offer.  The Board of Directors unanimously reaffirmed its prior recommendation that Docucorp stockholders vote in favor of the Skywire merger.

About Docucorp

Docucorp markets Customer Communication Management (CCM) solutions via a portfolio of information software, business process outsourcing and professional services, which enables companies to create, publish, manage and archive complex, high-volume, personalized information in-house or fully outsource to Docucorp.  The company has an installed base of more than 1,300 customers, including some of the world’s largest insurance, utility, financial services and health care organizations. Headquartered in Dallas, Docucorp has facilities in Atlanta, Bedford, N.H., and London, as well as an international presence in the Benelux, Switzerland, Central and Eastern Europe, Middle East, Africa and Asia Pacific regions.

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DOCUCORP, EBIX	ADD #2

Certain information contained in this news release may include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than historical facts, included herein are forward-looking statements.  These statements involve risks and uncertainties, such as competition, technological developments, loss of significant customers and the other factors discussed in the Company’s periodic reports filed with the Securities and Exchange Commission, that could cause the Company’s actual results to differ materially from those expressed or implied by these forward-looking statements. Docucorp is a registered trademark of Docucorp International.

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One Lincoln Centre 5400 LBJ Freeway Suite 300 Dallas, Texas 75240 214-891-6500 fax: 214-987-8187 http://www.docucorp.com

©      2007 Docucorp International. All Rights Reserved. Company, organization and product names mentioned herein are trademarks or registered trademarks of their respective owners. Docucorp and its symbol are trademarks of Docucorp International.